Exhibit 10.9

[STAR REIT Services, LLC]

September 1, 2020

Rodney Emery

18100 Von Karman Ave

Suite 200

Irvine, CA 92612

Dear Rod:

In connection with and contingent on the Closing (as defined in that certain Contribution and Purchase Agreement (the “Contribution Agreement”) by and among the Steadfast Apartment REIT, Inc. (the “REIT”), Steadfast Apartment REIT Operating Partnership, L.P. (the “Operating Company “) and Steadfast REIT Investments, LLC, dated as of August 31, 2020) (the “Closing”), STAR REIT Services, LLC (the “Company”) is pleased to offer you employment on the below terms and conditions. If the Closing does not occur, this offer letter will automatically terminate and be of no force or effect.

•	Title/Reporting Relationship: Your title will be Chief Executive Officer, reporting to the Board of Directors (the “Board”).

•

Annual Base Salary: You annual base salary will be $55,000 per annum which will be subject to applicable deductions and withholdings and paid in accordance with the Company’s regular payroll practices. This is an exempt position that is not eligible for overtime.

•

Benefits: You will be eligible for the same benefit programs as the Company offers to similarly situated employees from time to time, subject to eligibility requirements and the terms of those programs. The Company reserves the right to change or discontinue any benefit programs at any time.

Your employment with the Company will be at-will, meaning that you or the Company may terminate your employment relationship with the Company at any time, with or without cause, and with or without advance notice. The “at will” nature of your employment may only be changed in an express agreement signed by you and the Lead Independent Director of the Company’s Board of Directors. You will be subject to all applicable employment and other policies of the Company.

This offer is contingent on (i) you being legally authorized to work in the United States when your employment begins; and (ii) your execution and compliance with Exhibit A attached hereto, which outlines the confidentiality and non-disclosure obligations you will have as an employee of the Company. If you accept this offer, your start date will be the date of the Closing.

The Company requests that you kindly confirm your acceptance of this offer by signing and returning a copy of this letter to the attention of the undersigned prior to August 31, 2020.

On behalf of the Company, we look forward to your acceptance of this offer and feel confident that our relationship will be a mutually rewarding one.

Sincerely,

/s/ Ella Neyland

Ella Neyland
Chief Financial Officer
STAR REIT Services, LLC

EMPLOYEE’S ACCEPTANCE

I have read, understood and agree with the foregoing. I have had a reasonable opportunity to consider this conditional offer of employment from STAR REIT Services, LLC. By signing this letter, I hereby accept employment with STAR REIT Services, LLC subject to and as of the Closing, upon the terms and conditions set forth in this letter.

/s/ Rodney E. Emery
RODNEY EMERY	Date

EXHIBIT A

CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT

This Confidentiality/Non-Disclosure Agreement (the “Confidentiality Agreement”) is made by and between Rodney Emery (“you”) and STAR REIT Services, LLC (the “Company”) in connection with that certain offer letter dated as of September 1, 2020 (the “Offer Letter”). Capitalized terms not defined herein have the meaning assigned in the Offer Letter.

1. You acknowledge that, in the course of your employment with the Company, you have become and/or will become acquainted and trusted with (a) certain confidential information and trade secrets, which confidential information includes, but is not limited to, proprietary software, customer lists and information, information concerning the Company’s finances, business practices, long-term and strategic plans and similar matters, information concerning the Company’s formulas, designs, methods of business, trade secrets, technology, business operations, business records and files, and any other information that is not generally known to the public or within the industry or trade in which the Company competes and was not known to you prior to your employment with the Company, and (b) information of third parties that the Company is under a duty to maintain as confidential (collectively, “Confidential Information”). Except in furtherance of your duties hereunder, you agree that you will not cause any Confidential Information to be disclosed to third parties without the prior written consent of the Company and that you will not, without the prior written consent of the Company, divulge or make any use of such Confidential Information, except as may be required by law and/or to fulfill your obligations hereunder. Upon the termination of your employment for whatever reason, or at any time the Company may request, you shall immediately deliver to the Company all of the Company’s property in your possession or under your control, including but not limited to all originals and copies of memoranda, notes, plans, records, reports, computer files, disks and tapes, thumb drives, printouts, worksheets, source code, software, programming work, and all documents, forms, records or other information, in whatever form it may exist, regarding the Company’s business, clients, products or services. Confidential Information does not include information that: (i) becomes generally known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; (ii) was known to the public prior to its disclosure to you; or (iii) you are required to disclose by applicable law, regulation or legal process. Additionally, the parties acknowledge and agree that the obligations of this Confidentiality Agreement shall be in addition to and shall not diminish any obligations that you may have to Company or any customer of Company under any separate Non-Disclosure and Confidentiality Agreement that you may execute during your employment with the Company.

2. You further acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which were or are conceived, developed, contributed to or made or reduced to practice by you (whether alone or jointly with others) while employed by the Company, whether before or after the date of this Agreement (“Work Product”), belong to the Company. You shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after your employment) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). You acknowledge that all copyrightable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” you hereby assign and agree to assign to the Company all right, title and interest, including a copyright, in and to such copyrightable work. The foregoing provisions of this Confidentiality Agreement shall not apply to any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by you for the Company. In addition, this Confidentiality Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy. THIS CONFIDENTIALITY AGREEMENT DOES NOT APPLY TO ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS ANNEX 1. I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

3. The rights and obligations of the parties under this Confidentiality Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of your employment with the Company, regardless of the manner of or reasons for such termination.

4. Whenever possible, each provision of this Confidentiality Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Confidentiality Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Confidentiality Agreement or any action in any other jurisdiction, but this Confidentiality Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5. All issues and questions concerning the construction, validity, enforcement and interpretation of this Confidentiality Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

I have read this Confidentiality Agreement fully, understand its terms and agree to be bound by those terms.

/s/ Rodney E. Emery
RODNEY EMERY	Date

ANNEX 1

CALIFORNIA LABOR CODE

SECTIONS 2870-2872

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2. Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.